Special Meeting of Shareholders

A Special Meeting of Shareholders of the JOHCM Funds was held on September 18, 2015, October 2, 2015, October 16, 2015, November 6, 2015, November 20, 2015 and December 1, 2015 to:

1. Approve an Amended Distribution Plan pursuant to Rule 12b-1 for Class I shares of each Fund, except for the International Select Fund, and

2. Approve an Amended Distribution Plan pursuant to Rule 12b-1 for Class II shares of each Fund.

The number of votes for and against each proposal were as follows:

Fund/Share Class	Votes For	Votes Against	Votes Abstained
Asia Ex-Japan Fund – Class I	1,056,487	—	—
Asia Ex-Japan Fund – Class II	47,490	—	—
Emerging Markets Opportunities Fund – Class I	26,481	2,223	—
Emerging Markets Opportunities Fund – Class II	21,841	—	65
Emerging Markets Small Mid Cap Equity Fund – Class I	8,811	2,413	—
Global Equity Fund – Class I	4,428,581	9,282	248,189
International Select Fund – Class II	3,492,777	463,909	549,180
International Small Cap Fund – Class I	2,202,689	66,790	589,462
International Small Cap Fund – Class II	17,118	4,375	—
US Small Mid Cap Equity Fund – Class I	1,000	—	—

With the exception of the Emerging Markets Small Mid Cap Equity Fund Class I shares which did not meet quorum, the remaining proposals were approved as proposed.